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                                                                    Exhibit 12.1

               BRAND INTERMEDIATE HOLDINGS, INC. AND SUBSIDIARIES

                 RATIO OF EARNINGS TO FIXED CHARGES CALCULATION
                       (In thousands except ratio amounts)



                                              DLJ Brand Holdings, Inc. (Predecessor)        |                        Nine Months
                                                                                            |
                                          Year Ended December 31,         January 1, 2002   |  October 17, 2002         Ended
                                          -----------------------             Through       |      Through          September 30,
                                           2000            2001           October 16, 2002  | December 31, 2002          2003
                                          -------        --------         ----------------  | -----------------     -------------
                                                                                            |
EARNINGS:                                                                                   |
    Pretax income (loss)                  $(7,172)       $    563             $  9,753      |     $  (2,961)          $ (5,300)
    Fixed charges                          29,245          31,049               22,890      |         7,369             25,056
                                                                                            |
         Earnings                          22,073          31,612               32,643      |         4,408             19,756
                                                                                            |
FIXED CHARGES:                                                                              |
    Interest expense                       22,052          22,750               15,525      |         7,105             24,322
    Interest portion of rental expense        855             991                  789      |           264                734
    Accretion of preferred stock                                                            |
    dividends of subsidiary                 6,338           7,308                6,576      |             -                  -
                                                                                            |
         Total fixed charges              $29,245        $ 31,049             $ 22,890      |     $   7,369           $ 25,056
                                                                                            |
Ratio of earnings to fixed charges                                                          |
and preferred stock dividends (1)            0.8x            1.0x                 1.4x      |          0.6x               0.8x
                                          =======        ========             ========      |     =========           ========


(1) For the purposes of calculating the ratio of earnings to fixed charges and preferred stock dividends of subsidiary, earnings represent income
         (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus the interest portion of rental expense on noncancelable leases, amortization of debt issuance costs and accretion of preferred stock dividends of subsidiary. The deficiency of earnings to cover fixed charges for the year ended December 31, 2000, for the period from October 17, 2002 through December 31, 2002, and for the nine months ended September 30, 2003 was $7,172, $2,961 and $5,300, respectively.

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